Exhibit 99.1

DRI Corporation Notes Increases in U.S. Transit Ridership

  APTA Says Americans Took More Than 2.8 Billion Public Transit Trips in Second Quarter 2008
  Washington Considers Measure to Provide an Additional $2 Billion for Public Transportation in Pending Energy Legislation

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to a recent report by the American Public Transportation Association (APTA), Americans took more than 2.8 billion trips on public transportation during second quarter 2008 – approximately 140 million more trips, or a 5.2 percent increase, over last year’s same period results.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “We believe the second quarter 2008 increase in U.S. ridership is a key trend indicator and one of several market growth drivers for our transportation communications and surveillance products. As U.S. mass transit ridership increases and more transportation vehicles are needed to accommodate additional riders, we believe that we are well positioned to help transit decision makers meet passenger expectations and demands. With the growing demand for more bus and rail vehicles, and an increase in the use of existing fleets, DRI has the potential to expand its presence in the domestic market. This, of course, addresses a longer term view and we believe it bodes well for 2009.”

APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation.

For the complete APTA ridership report, go to http://www.apta.com/research/stats/ridership.

ADDITIONAL FEDERAL FUNDING UNDER CONSIDERATION

According to an article published in the Sept. 9, 2008, edition of The Wall Street Journal, “momentum is building in Congress to increase funding for public transportation as transit agencies struggle to accommodate increased demand from Americans seeking to escape high gas prices.”

Mr. Turney said: “The Wall Street Journal article said that a measure to provide as much as $2 billion in grants and other funding may be included in pending energy legislation being considered by Congress. We applaud these potential initiatives to increase funding levels for public transportation and believe our elected officials would be taking the right steps in the right direction to help ensure a positive outcome for public transit agencies, riders, and possibly DRI.”

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA’s beliefs and predictions about the public transit industry and any implied trends or patterns regarding increased transit ridership; management’s beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth; information published in The Wall Street Journal; as well as any statement, express or implied, concerning future events or expectations or those which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., are forward-looking statements. These forward looking statements are subject to risks and uncertainties, including risks and uncertainties that APTA’s beliefs and predictions about the public transit industry are incorrect; the risk that the data may not indicate trends or patterns regarding increased transit ridership; the risk that management’s beliefs that continued increases in U.S. transit ridership could help DRI to achieve further growth; the risk that information published in The Wall Street Journal is incorrect; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Aug. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
Veronica B. Marks
Manager, Corporate Communications
DRI Corporation
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com